Exhibit 99.1

Press release dated October 24, 2003.

FIRST FINANCIAL HOLDINGS, INC.

34 Broad Street – Charleston, S.C. 29401

843-529-5933 – FAX: 843-529-5929

NEWS	NEWS	NEWS	NEWS

Contact:	Dorothy B. Wright
Vice President and
Corporate Secretary
(843) 529-5931

FIRST FINANCIAL HOLDINGS, INC.

INCREASES CASH DIVIDEND

Charleston, South Carolina (October 24, 2003) -- First Financial Holdings, Inc. (Nasdaq: FFCH) today announced that its Board of Directors declared a quarterly cash dividend of $.22 per share. The dividend represents a 15.8% increase over the $.19 per share dividend paid last quarter and is the sixteenth increase in cash dividends since the first was paid in February, 1986. The dividend is payable November 21, 2003 to shareholders of record as of November 7, 2003.

Commenting on the announcement, A. Thomas Hood, President and Chief Executive Officer, said, "The Company continues to achieve solid earnings, and the Board believes strongly that shareholders should share in the Company's success."

First Financial Holdings, Inc. is a unitary thrift holding company with assets of $2.3 billion. Its subsidiary, First Federal Savings and Loan Association of Charleston, operates a total of 45 offices in South Carolina located in the Charleston Metropolitan area and Horry, Georgetown, Beaufort and Florence counties in South Carolina and Brunswick County in coastal North Carolina. The Company also provides insurance, brokerage, and trust services through First Southeast Insurance Services, First Southeast Investor Services, Inc., and First Southeast Fiduciary and Trust Services. For additional information about First Financial, please visit our web site at www.firstfinancialholdings.com.